July 31, 1996

                                                                        BY HAND

Marc B. Tucker, Esquire
Skadden, Arps, Slate, Meagher & Flom
One Rodney Square
P.O. Box 636
Wilmington, DE 19899

                  Re:      American Enterprises, et al. v.
                           Spreckels Industries, Inc., et al.
                           Del. Ch., C.A. No. 15109

Dear Marc:

                  With regard to your letter of July 29, 1996, I have been authorized by my client to make the following representations to you:

                  1. Under the Spreckels Industries, Inc. Shareholder Rights Plan, an offer to purchase all shares that is conditioned upon at least 85% of the shares being tendered is an "any and all" offer.

                  2. Spreckels Industries, Inc. will give you seventy (70) days written notice of any shareholders' meeting to facilitate your clients' compliance with Section 2.8 of the Company's bylaws.

                                                     Sincerely,



                                                     Alan J. Stone

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